Exhibit 99.1

BHAV Acquisition Corp Announces Separate Trading of its Class A Ordinary Shares and Rights, Commencing April 16, 2026

Piscataway, New Jersey, April 14, 2026 (GLOBE NEWSWIRE) — BHAV Acquisition Corp (Nasdaq: BHAVU) (“BHAV” or the “Company”) today announced that, commencing f 16, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and the rights included in those units.

The Class A ordinary shares and the rights that are separated are expected to trade on the Global Market tier of The Nasdaq Stock Market (“Nasdaq”) under the symbols “BHAV” and “BHAVR,” respectively. No fractional rights will be issued upon separation of the units and only whole rights will trade.  Any units not separated will continue to trade on Nasdaq under the symbol “BHAVU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

The units were initially offered by the Company in an underwritten initial public offering. Maxim Group LLC acted as sole-book running manager for the offering. A registration statement on Form S-1, as amended, relating to the securities sold in the offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2026. Each unit consists of one Class A ordinary share and one right, with each right entitling the holder to receive one-fourth (1/4) of one Class A ordinary share upon consummation of the Company’s initial business combination, subject to the terms described in the Company’s registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com, or by accessing the SEC’s website, www.sec.gov.

About BHAV Acquisition Corp

BHAV Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector, but is mainly focused on the advanced and industrial robotics, electric-vehicles, drones and unmanned-aerial-systems or financial technology industries. The Company’s management team is led by Giri Devanur, Chief Executive Officer, and Chaitanya Kumar Setti, Chief Financial Officer.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the anticipated date that the Class A ordinary shares and the rights may begin to trade separately and the ability for those units not separated to continue to trade on Nasdaq. These statements are based on current expectations and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially. For a discussion of these and other risks, please refer to BHAV’s filings with the SEC, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. BHAV undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Contacts

Giri Devanur
Chief Executive Officer
E-mail: giri@bhavspac.com